Filed Pursuant to Rule 424(b)(2)
Registration No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Debt Securities of UBS AG	$100,000,000	$12,880.00

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Product Supplement dated August 5, 2013 and Prospectus dated January 11, 2012)

$100,000,000 ETRACS Monthly Pay 2xLeveraged US High Dividend Low Volatility ETN due September 30, 2044

The ETRACS Monthly Pay 2xLeveraged US High Dividend Low Volatility ETN due September 30, 2044 (the “Securities”) are a series of Monthly Pay 2xLeveraged Exchange Traded Access Securities (ETRACS) linked to the performance of the price return version of the Solactive US High Dividend Low Volatility Index (the “Index”). The Securities are senior unsecured debt securities issued by UBS AG (UBS). The Securities provide a monthly compounded two times leveraged long exposure to the performance of the Index, reduced by the Accrued Fees. Because the Securities are two times leveraged with respect to the Index, the Securities may benefit from two times any positive, but will be exposed to two times any negative, monthly compounded performance of the Index. The Securities may pay a monthly coupon during their term linked to two times the cash distributions, if any, on the Index Constituent Securities. But if the Index Constituent Securities do not make any cash distributions, you will not receive a monthly coupon. You will receive a cash payment at maturity, upon acceleration or upon exercise by UBS of its Call Right based on the monthly compounded leveraged performance of the Index less the Accrued Fees, calculated as described in the accompanying product supplement. You will receive a cash payment upon early redemption based on the monthly compounded leveraged performance of the Index less the Accrued Fees and the Redemption Fee, calculated as described in the accompanying product supplement. Payment at maturity or call, upon acceleration or upon early redemption will be subject to the creditworthiness of UBS. In addition, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity, call, acceleration or early redemption. Investing in the Securities involves significant risks. You may lose some or all of your principal at maturity, early redemption, acceleration or upon exercise by UBS of its call right if the monthly compounded leveraged return of the Index is not sufficient to offset the negative effect of the Accrued Fees and the Redemption Fee, if applicable. You may not receive any monthly coupon payment during the term of the Securities.

The general terms of the Monthly Pay 2xLeveraged ETRACS are described in the accompanying product supplement under the heading “General Terms of the Securities”, beginning on page S-31 of the product supplement. These general terms include, among others, the manner in which any payments on the Securities will be calculated, such as the Cash Settlement Amount at Maturity, the Redemption Amount, the Call Settlement Amount or the Acceleration Amount, as applicable, and the Coupon Amount, if any. These general terms are supplemented and/or modified by the specific terms of the Securities listed below. If there is any inconsistency between the terms described in the accompanying product supplement and the accompanying prospectus, and those described in this pricing supplement, the terms described in this pricing supplement will be controlling. Capitalized terms used herein but not otherwise defined have the meanings specified in the accompanying product supplement.

The principal terms of the Securities are as follows:

Issuer:	UBS AG (London Branch)

Initial Trade Date:	September 30, 2014

Initial Settlement Date:	October 3, 2014

Term:	30 years, subject to your right to receive payment for your Securities upon redemption, acceleration upon minimum indicative value or exercise of the UBS Call Right, each as described in the accompanying product supplement.

Denomination/Principal Amount:	$25.00 per Security

Maturity Date:	September 30, 2044, subject to adjustment

Coupon Payment Dates:	The 15th Trading Day following each Coupon Valuation Date, commencing on November 20, 2014 (subject to adjustment). The final Coupon Payment Date will be the Maturity Date.

Initial Coupon Valuation Date:	October 30, 2014

Underlying Index:	The return on the Securities is linked to the performance of the price return version of the Solactive US High Dividend Low Volatility Index (the “Index”). The Index is designed to measure the performance of 40 dividend yielding, relatively lower volatility Index Constituent Securities from the universe of the largest 1,000 U.S. listed stocks by market capitalization. See “The Solactive US High Dividend Low Volatility Index.”

Annual Tracking Rate:	0.85% per annum

Financing Spread:	0.60% per annum

See “Risk Factors” beginning on page PS-1 of this pricing supplement and on page S-18 of the accompanying product supplement for risks related to an investment in the Securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

UBS Investment Bank	(cover continued on next page)

Pricing Supplement dated September 30, 2014

First Redemption Date:	October 9, 2014

Final Redemption Date:	September 23, 2044

First Call Date:	The first date that UBS may exercise its Call Right is October 5, 2015.

Monthly Initial Closing

Level for the Initial

Calendar Month:	196.81, the Index Closing Level (as defined in the accompanying product supplement) on the Initial Trade Date

Monthly Reset Dates:	For each calendar month, the Monthly Reset Date is the first Trading Day of that month beginning on October 1, 2014 and ending on September 1, 2044, subject to adjustment.

Monthly Valuation Dates:	For each Monthly Reset Date, the Monthly Valuation Date is the last Trading Day of the previous calendar month, beginning on September 30, 2014 and ending on August 31, 2044, subject to adjustment.

Index Sponsor and

Index Calculation Agent:	Solactive AG (“Solactive”).

Listing:	The Securities have been approved for listing, subject to official notice of issuance, on the NYSE Arca under the symbol “HDLV”.

Calculation Date:	September 21, 2044, unless that day is not a Trading Day, in which case the Calculation Date will be the next Trading Day, subject to adjustment.

Index Symbol:	“SOLHDLV” (Bloomberg); “.SOLHDLV” (Thomson Reuters)

Intraday Indicative Value

Symbol of the Securities:	HDLVIV (Bloomberg); ^HDLV-IV (Yahoo! Finance)

CUSIP No.:	90270L727

ISIN No.:	US90270L7275

On the Initial Trade Date, we sold $25,000,000 aggregate Principal Amount of Securities to UBS Securities LLC at 100% of their stated Principal Amount. After the Initial Trade Date, from time to time we may sell a portion of the Securities at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the Securities are sold to the public, less any commissions paid to UBS Securities LLC. UBS Securities LLC may charge normal commissions in connection with any purchase or sale of the Securities and may receive a portion of the Annual Tracking Fee. Please see “Supplemental Plan of Distribution” on page PS-28 for more information.

We may use this pricing supplement, the accompanying product supplement and the accompanying prospectus in the initial sale of the Securities. In addition, UBS Securities LLC or another of our affiliates may use this pricing supplement, the accompanying product supplement and the accompanying prospectus in market-making transactions in any Securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.

The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

UBS has filed a registration statement (including a prospectus as supplemented by a product supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-722-7370.

You may access these documents on the SEC website at www.sec.gov as follows:

Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

Product Supplement dated August  5, 2013:

http://www.sec.gov/Archives/edgar/data/1114446/000119312513318895/d578411d424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012, and references to the “accompanying product supplement” mean the UBS product supplement “UBS AG Monthly Pay 2xLeveraged Exchange Traded Access Securities (ETRACS),” dated August 5, 2013.

You should rely only on the information incorporated by reference or provided in this pricing supplement, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the Securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement, the accompanying product supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

i

Risk Factors

Your investment in the Securities will involve significant risks. The Securities are not secured debt and are significantly riskier than ordinary unsecured debt securities. Unlike ordinary debt securities, the return on the Securities is linked to the performance of the Index. The Securities are two times leveraged with respect to the Index and, as a result, may benefit from two times any positive, but will be exposed to two times any negative, monthly performance of the Index. As described in more detail below, the trading price of the Securities may vary considerably before the Maturity Date, due to events that are difficult to predict and beyond our control. Investing in the Securities is not equivalent to investing directly in the Index Constituent Securities (as defined in the accompanying product supplement) or the Index itself. We urge you to read the following information about these risks as well as the risks described under “Risk Factors” in the accompanying product supplement and “Considerations Relating to Indexed Securities” in the accompanying prospectus, together with the other information in this pricing supplement, the accompanying product supplement and the accompanying prospectus, before investing in the Securities.

The Index has a limited performance history.

The Index was launched on September 18, 2014, and therefore has no performance history prior to that date. Because the Index has no history prior to September 18, 2014, little or no historical information will be available for you to consider in making an independent investigation of the Index performance, which may make it difficult for you to make an informed decision with respect to an investment in the Securities. The estimated historical information provided in this pricing supplement is presented for information only, and the actual performance of the Index over the term of the Securities, as well as the amount payable at maturity or call, upon acceleration or upon early redemption, may bear little relation to the estimated historical performance of the Index provided in this pricing supplement.

You have no rights or interests in any of the companies underlying the Index or rights to receive any equity securities.

Investing in the Securities will not make you a holder of any interest in a company that is an Index Constituent. The Internal Revenue Service could possibly assert, however, that you should be treated as owning shares in such companies for U.S. federal income tax purposes. Neither you nor any other holder or owner of the Securities will have any voting rights, any right to receive distributions or any other rights with respect to the Index Constituents. The Cash Settlement Amount, Call Settlement Amount or Redemption Amount, if any, will be paid in U.S. dollars, and you will have no right to receive delivery of any interests in the Index Constituents.

UBS and its affiliates have no affiliation with the Index Sponsor and are not responsible for its public disclosure of information.

We and our affiliates are not affiliated with the Index Sponsor (except for licensing arrangements discussed under “The Solactive US High Dividend Low Volatility Index — License Agreement”) and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Index. If the Index Sponsor discontinues or suspends the calculation or publication of the Index, it may become difficult to determine the market value of the Securities and the payment at maturity or call, upon acceleration or upon early redemption. The Calculation Agent may designate a successor index in its sole discretion. If the Calculation Agent determines in its sole discretion that no successor index comparable to the Index exists, the payment you receive at maturity or call, upon acceleration or upon early redemption will be determined by the Calculation Agent in its sole discretion. See “General Terms of the Securities — Calculation Agent” and “— Market Disruption Event” on pages S-41 and S-42, respectively, in the accompanying product supplement. The Index Sponsor is not involved in the offer of the Securities in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.

Risk Factors

We have derived the information about the Index Sponsor and the Index from publicly available information, without independent verification. Neither we nor any of our affiliates assume any responsibility for the adequacy or accuracy of the information about the Index Sponsor or the Index contained in this pricing supplement. You, as an investor in the Securities, should make your own independent investigation into the Index Sponsor and the Index.

The Index Constituent Securities are not equally weighted and changes in the values of the Index Constituent Securities may offset each other.

Because the Index Constituents are weighted based on their 3-month average daily value traded across all U.S. exchanges (unless there are fewer than 25 Index Constituents), the same percentage change in two or more Index Constituents will generally have different effects on the Index Closing Level. For example, any decrease in the value of an Index Constituent at or near the maximum weight of 10% will have a significantly greater effect on the Index Closing Level than a comparable percentage increase in the value of an Index Constituent with a lesser weighting. Therefore, in calculating the level of the Index, increases in the values of some of the Index Constituents may be moderated, or more than offset, by lesser increases or declines in the values of other Index Constituents.

Market disruption events may require an adjustment to the calculation of the Index.

At any time during the term of the Securities, the intraday and daily calculations of the level of the Index may be adjusted in the event that the Index Calculation Agent determines that there has been an unscheduled market closure for any of the Index Constituent Securities. Any such Index calculation disruption event may have an adverse impact on the level of the Index or the manner in which it is calculated and, therefore, may have an adverse effect on the market value of the Securities. See “The Solactive US High Dividend Low Volatility Index — Calculation of the Index in the Event of a Market Disruption Event.”

An Index Constituent Security may be replaced upon the occurrence of certain adverse events.

An exchange may replace or delist an Index Constituent Security included in the Index. Procedures have been established by the Index Sponsor to address such events, which may include, among other things, a market disruption event (as it pertains to the Index) or the replacement or delisting of an Index Constituent Security. There can be no assurance, however, that a market disruption event (as it pertains to the Index), the replacement or delisting of an Index Constituent Security, or any other force majeure event, will not have an adverse or distortive effect on the value of the Index or the manner in which it is calculated and, therefore, may have any adverse impact on the value of the Securities. An Index Constituent Security may also be removed from the Index, as described under “The Solactive US High Dividend Low Volatility Index.”

The Securities may trade at a substantial premium to or discount from the intraday indicative value.

The market value of the Securities is influenced by many unpredictable factors, some of which may cause the price at which the Securities can be sold in the secondary market to vary substantially from the intraday indicative value that is calculated and disseminated throughout trading hours. For example, if UBS were to suspend sales of the Securities for any reason, the liquidity of the market for the Securities could be affected, potentially leading to insufficient supply, causing the market price of the Securities to increase. Such an increase could represent a premium over the intraday indicative value. Conversely, unpredictable factors could cause the Securities to trade at a discount from the intraday indicative value, which may result in a loss of your investment if you sell your Securities in the secondary market.

Risk Factors

Sector and industry concentration risks associated with the Index Constituents

The Securities will be more exposed to losses in certain industries or sectors to the extent that the Index Constituents are concentrated in such industries or sectors. As a result, the Securities may be subject to loss due to adverse occurrences that affect such industries or sectors, even if general market conditions are favorable. The Index Constituent Securities will vary over time, and thus are not limited to the following particular sectors and industries.

Risks of investing in the real estate industry

The Index may be comprised of constituents that operate in the real estate industry, which subjects the value of the Index to many of the risks of owning real estate directly, such as decreases in real estate values, overbuilding, increased competition and other risks related to local or general economic conditions, increases in operating costs and property taxes, changes in zoning laws, casualty or condemnation losses, possible environmental liabilities, regulatory limitations on rent and fluctuations in rental income. Therefore, adverse economic, business or political developments affecting the value of real estate could have an effect on the value of the Securities.

Risks of investing in the consumer goods sector

The Index may be comprised of constituents that operate in the consumer goods sector, which may be strongly affected by social trends, marketing campaigns and other factors affecting consumer demand. Governmental regulation affecting the production, marketing or sale of certain types of consumer goods may affect the profitability of certain consumer goods companies, and issuers in this sector may be adversely affected by new laws, regulations and litigation. The consumer goods sector is affected by the strength of the U.S. economy and factors out of the U.S. government’s control, such as global oil prices. Many consumer goods in the U.S. may also be marketed globally, and such consumer goods companies may be affected by the demand and market conditions in non-U.S. countries. Adverse economic, business, or regulatory developments affecting the consumer goods sector could have a negative impact on the value of companies operating in this sector, and therefore on the value of the Securities.

Risks of investing in the tobacco industry

The Index may be comprised of constituents that operate in the tobacco industry. Issuers doing business in the tobacco industry are subject to many risks, including litigation, regulation, competition and the declining consumption of tobacco products in the U.S. and other developed countries. Governmental regulation affecting the production, marketing, sale or consumption of tobacco products may affect the profitability of tobacco companies, and issuers in this sector may be adversely affected by new laws, regulations and litigation. In particular, tobacco companies may be adversely affected by the increased regulation of smoking in public places, which may reduce overall tobacco consumption. Many tobacco products in the U.S. are marketed globally, and such tobacco companies may be affected by the demand and market conditions in non-U.S. countries. Adverse economic, business, or regulatory developments affecting the tobacco industry could have a negative impact on the value of companies operating in this sector, and therefore on the value of the Securities.

Risks associated with the financial services sector

The financial services sector includes companies engaged in banking, commercial and consumer finance, investment banking, brokerage, asset management, custody or insurance. Because the Index may include constituents that operate in or invest in the financial services sector, or both, the Securities are sensitive to changes in, and the Index’s performance may depend on, the overall condition of the financial services sector. Companies in the financial services sector may be subject to extensive government regulation that affects the scope of their activities, the prices they can charge and the amount of capital they must maintain. The profitability of companies in the financial services sector may be adversely affected by

Risk Factors

increases in interest rates. The profitability of companies in the financial services sector may be adversely affected by loan losses, which usually increase in economic downturns. In addition, the financial services sector is undergoing numerous changes, including continuing consolidations, development of new products and structures and changes to its regulatory framework. Furthermore, increased government involvement in the financial services sector could result in a change of the Index’s exposure to financial institutions. Recent developments in the credit markets have caused companies operating in the financial services sector to incur large losses, experience declines in the value of their assets and even cease operations.

Risks associated with the telecommunications sector

The Index may be comprised of constituents that operate in the telecommunications sector. Issuers doing business in the telecommunications sector are subject to many risks, including the negative impact of regulation, a competitive marketplace, difficulty in obtaining financing, rapid obsolescence, and agreements linking future rate increases to inflation or other factors not directly related to the active operating profits of the issuer. Adverse economic, business, or regulatory developments affecting the telecommunications sector could have a negative impact on the value of companies operating in this sector, and therefore on the value of the Securities.

Risks of investing in the industrials sector

The Index may be comprised of constituents that operate in the industrials sector. Issuers doing business in the industrials sector may be adversely affected by changes in government regulation, world events and economic conditions. In addition, these companies are subject to many risks, including environmental damage claims, commodity price volatility, changes in exchange rates, imposition of import controls, increased competition, depletion of resources, new technological developments and difficulties relating to labor relations. Adverse economic, business, or regulatory developments in these or other areas affecting the industrials sector could have a negative impact on the value of companies operating in this sector, and therefore on the value of the Securities.

Risks of investing in the health care sector

The Index may be comprised of constituents that operate in the health care sector. Companies in the health care sector are subject to extensive government regulation and their profitability can be significantly affected by restrictions on government reimbursement for medical expenses, rising costs of medical products and services, pricing pressure (including price discounting), limited product lines and an increased emphasis on the delivery of healthcare through outpatient services. Companies in the health care sector are heavily dependent on obtaining and defending patents, which may be time consuming and costly, and the expiration of patents may also adversely affect the profitability of the companies. Health care companies are also subject to extensive litigation based on product liability and similar claims. In addition, their products can become obsolete due to industry innovation, changes in technologies or other market developments. Many new products in the health care sector require significant research and development and may be subject to regulatory approvals, all of which may be time consuming and costly with no guarantee that any product will come to market. Adverse economic, business, or regulatory developments affecting the health care sector could have a negative impact on the value of companies operating in this sector, and therefore on the value of the Securities.

The Index Sponsor has discretion and is not obligated to consider the interests of holders of the Securities.

The Index methodology allows the Index Sponsor to modify the Index rules and methodology from time to time as it deems appropriate in its sole discretion. As a result, the Index methodology, and therefore

Risk Factors

the Index Constituent Securities, may change in unpredictable ways in the Index Sponsor’s sole discretion. Because the Index Sponsor has no obligation to take into consideration the interests of holders of the Securities, there can be no assurance that the Index Sponsor’s actions will not cause the Securities to decrease in value.

If UBS were to be subject to restructuring proceedings, the market value of the Securities may be adversely affected.

Under certain circumstances, the Swiss Financial Market Supervisory Authority (FINMA) has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder. Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, FINMA is authorized to open restructuring proceedings (Sanierungsverfahren) or liquidation (bankruptcy) proceedings (Bankenkonkurs) in respect of, and/or impose protective measures (Schutzmassnahmen) in relation to, UBS. The Swiss Banking Act, as last amended as of January 1, 2013, grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium (Stundung) or a maturity postponement (Fälligkeitsaufschub), which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the notes, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. As of the date of this pricing supplement, there are no precedents as to what impact the revised regime would have on the rights of holders of the notes or the ability of UBS to make payments thereunder if one or several of the measures under the revised insolvency regime were imposed in connection with a resolution of UBS.

Significant aspects of the tax treatment of the Securities are uncertain.

Significant aspects of the tax treatment of the Securities are uncertain. We do not plan to request a ruling from the Internal Revenue Service (“IRS”) regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the section entitled “Material U.S. Federal Income Tax Consequences” on page PS-26. You should consult your tax advisor about your own tax situation.

Pursuant to the terms of the Securities, you and we agree (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Securities as a coupon-bearing pre-paid derivative contract with respect to the Index. In addition, you and we agree (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Coupon Amounts (including amounts received upon the sale or exchange of the Securities in respect of accrued but unpaid Coupon Amounts) and the Stub Reference Distribution Amount, if any, as amounts that should be included in ordinary income for tax purposes at the time such amounts accrue or are received, in accordance with your regular method of accounting for tax purposes. You will be required to treat such amounts in such a manner despite the fact that (i) there may be other possible treatments of such amounts that would be more advantageous to holders of Securities and (ii) such amounts may be attributable to distributions on the Index Constituent Securities that would, if received directly, be subject to a more advantageous tax treatment. For example, such amounts may be attributable to distributions on the Index Constituent Securities that, if received directly by certain holders, would be

Risk Factors

treated as (i) dividends subject to tax at long-term capital gains rates, or (ii) dividends eligible for the dividends-received deduction. If your Securities are treated in the manner described above, you should generally recognize capital gain or loss upon the sale, exchange, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time (other than any amount attributable to the Coupon Amount and the Stub Reference Distribution Amount, if any, which will be treated as ordinary income) and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you held your Securities for more than one year.

The IRS released a notice in 2007 that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the Securities should be required to accrue ordinary income on a current basis (possibly in excess of the Coupon Amounts), whether gain or loss that is recognized upon the sale, exchange, redemption or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income (possibly in excess of the Coupon Amounts) over the term of an instrument such as the Securities. The outcome of this process is uncertain.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the Securities purchased after the bill was enacted to accrue interest income over the term of the Securities in an amount that could exceed the Coupon Amounts that are paid on the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

Holders are urged to consult their tax advisors concerning the significance and the potential impact of the above considerations. We intend to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” on page PS-26 unless and until such time as there is a change in law or the Treasury Department or IRS determines that some other treatment is more appropriate.

Hypothetical Examples

The following four examples illustrate how a hypothetical series of the Securities would perform at maturity or call, or upon early redemption, in hypothetical circumstances. We have included an example in which the Index Closing Level increases at a constant rate of 3.00% per month for twelve months (Example 1), as well as an example in which the Index Closing Level decreases at a constant rate of 3.00% per month for twelve months (Example 2). In addition, Example 3 shows the Index Closing Level increasing by 3.00% per month for the first six months and then decreasing by 3.00% per month for the next 6 months, whereas Example 4 shows the reverse scenario of the Index Closing Level decreasing by 3.00% per month for the first six months, and then increasing by 3.00% per month for the next six months. For ease of analysis and presentation, the following four examples assume that the term of the Securities is twelve months, the last Trading Day of the Call Measurement Period, or the Redemption Valuation Date, occurs on the month end, that no acceleration upon minimum indicative value has occurred, no Coupon Amount has been paid during the term of the Securities and that no Stub Reference Distribution Amount was paid at maturity, call or upon early redemption.

The following assumptions are used in each of the four examples:

➢	the initial level for the Index is 100;

➢	the Redemption Fee Rate is 0.125%;

➢	the Financing Rate (as defined in the accompanying product supplement) is 0.90%;

➢	the Current Principal Amount (as defined in the accompanying product supplement) on the first day is $25.00; and

➢	the Annual Tracking Rate (as defined in the accompanying product supplement) is 0.85%.

The examples highlight the effect of two times leverage and monthly compounding, and the impact of the Accrued Fees on the payment at maturity or call, or upon early redemption, under different circumstances. The assumed Financing Rate is not an indication of the Financing Rate throughout the term of any series of the Securities. The Financing Rate will change during the term of any series of the Securities, which will affect the performance of the Securities of that series.

Because the Accrued Fees take into account the monthly performance of the relevant Index, as measured by the Index Closing Level, the absolute level of the Accrued Fees are dependent on the path taken by the Index Closing Level to arrive at its ending level. The figures in these examples have been rounded for convenience. The Cash Settlement Amount figures for month twelve are as of the hypothetical Calculation Date, and given the indicated assumptions, a holder will receive payment at maturity in the indicated amount, according to the indicated formula.

Hypothetical Examples

Example 1: The Index Closing Level increases at a constant rate of 3.00% per month for twelve months.

Initial Index Level	100	Principal Amount	$25.00
1st 6 Months Monthly Change	3.00%	Annual Tracking Rate	0.85%
2nd 6 Months Monthly Change	3.00%	Redemption Fee Rate	0.125%
		Financing Rate	0.90%

Month End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Month**	Current Indicative Value	Accrued Tracking Fee for the Applicable Month***	Accrued Fees for the Applicable Month	Current Principal Amount#^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Closing Level - Monthly Initial Closing Level) / Monthly Initial Closing Level)	(1+(2 x C))	(Previous Current Principal Amount x Financing Rate x Act/360)	(Previous Current Principal Amount x D)*	(Annual Tracking Rate x F x Act/365)	(E + G)	((Previous Current Principal Amount x D) - H)	(I - Redemption Fee)
1	103.00	0.03	1.060	0.0188	$26.50	$0.0185	$0.0373	$26.46	$26.43
2	106.09	0.03	1.060	0.0198	$28.05	$0.0196	$0.0394	$28.01	$27.98
3	109.27	0.03	1.060	0.0210	$29.69	$0.0207	$0.0418	$29.65	$29.61
4	112.55	0.03	1.060	0.0222	$31.43	$0.0220	$0.0442	$31.38	$31.35
5	115.93	0.03	1.060	0.0235	$33.27	$0.0232	$0.0468	$33.22	$33.18
6	119.41	0.03	1.060	0.0249	$35.21	$0.0246	$0.0495	$35.16	$35.12
7	122.99	0.03	1.060	0.0264	$37.27	$0.0260	$0.0524	$37.22	$37.18
8	126.68	0.03	1.060	0.0279	$39.46	$0.0276	$0.0555	$39.40	$39.35
9	130.48	0.03	1.060	0.0296	$41.76	$0.0292	$0.0587	$41.71	$41.65
10	134.39	0.03	1.060	0.0313	$44.21	$0.0309	$0.0622	$44.15	$44.09
11	138.42	0.03	1.060	0.0331	$46.79	$0.0327	$0.0658	$46.73	$46.67
12	142.58	0.03	1.060	0.0350	$49.53	$0.0346	$0.0697	$49.46	$49.40
Cumulative Index Return:					42.58%
Return on Securities (assumes no early redemption):					97.85%

*	The Index Closing Level is also: (i) the Monthly Initial Closing Level for the following month; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the Cash Settlement Amount
**	Accrued Financing Charge are calculated on an act/360 basis (30-day months are assumed for the above calculations)
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations)
****	Previous Current Principal Amount is also the Financing Level
#	This is also the Call Settlement Amount
^	For month twelve, this is also the Cash Settlement Amount

Hypothetical Examples

Example 2: The Index Closing Level decreases at a constant rate of 3.00% per month for twelve months.

Initial Index Level	100	Principal Amount	$25.00
1st 6 Months Monthly Change	-3.00%	Annual Tracking Rate	0.85%
2nd 6 Months Monthly Change	-3.00%	Redemption Fee Rate	0.125%
		Financing Rate	0.90%

Month End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Month**	Current Indicative Value	Accrued Tracking Fee for the Applicable Month***	Accrued Fees for the Applicable Month	Current Principal Amount#^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Closing Level - Monthly Initial Closing Level) / Monthly Initial Closing Level)	(1 + (2 x C))	(Previous Current Principal Amount x Financing Rate x Act/360)	(Previous Current Principal Amount x D)*	(Annual Tracking Rate x F x Act/365)	(E + G)	((Previous Current Principal Amount x D) - H)	(I - Redemption Fee)
1	97.00	-0.03	0.940	0.0188	$23.50	$0.0164	$0.0352	$23.46	$23.44
2	94.09	-0.03	0.940	0.0176	$22.06	$0.0154	$0.0330	$22.02	$22.00
3	91.27	-0.03	0.940	0.0165	$20.70	$0.0145	$0.0310	$20.67	$20.65
4	88.53	-0.03	0.940	0.0155	$19.43	$0.0136	$0.0291	$19.40	$19.38
5	85.87	-0.03	0.940	0.0146	$18.24	$0.0127	$0.0273	$18.21	$18.19
6	83.30	-0.03	0.940	0.0137	$17.12	$0.0120	$0.0256	$17.09	$17.07
7	80.80	-0.03	0.940	0.0128	$16.07	$0.0112	$0.0240	$16.04	$16.02
8	78.37	-0.03	0.940	0.0120	$15.08	$0.0105	$0.0226	$15.06	$15.04
9	76.02	-0.03	0.940	0.0113	$14.15	$0.0099	$0.0212	$14.13	$14.12
10	73.74	-0.03	0.940	0.0106	$13.29	$0.0093	$0.0199	$13.27	$13.25
11	71.53	-0.03	0.940	0.0099	$12.47	$0.0087	$0.0187	$12.45	$12.44
12	69.38	-0.03	0.940	0.0093	$11.70	$0.0082	$0.0175	$11.69	$11.67
Cumulative Index Return:					-30.62%
Return on Securities (assumes no early redemption):					-53.26%

*	The Index Closing Level is also: (i) the Monthly Initial Closing Level for the following month; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the Cash Settlement Amount
**	Accrued Financing Charge are calculated on an act/360 basis (30-day months are assumed for the above calculations)
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations)
****	Previous Current Principal Amount is also the Financing Level
#	This is also the Call Settlement Amount
^	For month twelve, this is also the Cash Settlement Amount

Hypothetical Examples

Example 3: The Index Closing Level increases by 3.00% per month for the first six months and then decreases by 3.00% per month for the next six months.

Initial Index Level	100	Principal Amount	$25.00
1st 6 Months Monthly Change	3.00%	Annual Tracking Rate	0.85%
2nd 6 Months Monthly Change	-3.00%	Redemption Fee Rate	0.125%
		Financing Rate	0.90%

Month End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Month**	Current Indicative Value	Accrued Tracking Fee for the Applicable Month***	Accrued Fees for the Applicable Month	Current Principal Amount#^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Closing Level - Monthly Initial Closing Level)/ Monthly Initial Closing Level)	(1 + (2 x C))	(Previous Current Principal Amount x Financing Rate x Act/360)	(Previous Current Principal Amount x D)*	(Annual Tracking Rate x F x Act/365)	(E + G)	((Previous Current Principal Amount x D) - H)	(I - Redemption Fee)
1	103.00	0.03	1.060	0.0188	$26.50	$0.0185	$0.0373	$26.46	$26.43
2	106.09	0.03	1.060	0.0198	$28.05	$0.0196	$0.0394	$28.01	$27.98
3	109.27	0.03	1.060	0.0210	$29.69	$0.0207	$0.0418	$29.65	$29.61
4	112.55	0.03	1.060	0.0222	$31.43	$0.0220	$0.0442	$31.38	$31.35
5	115.93	0.03	1.060	0.0235	$33.27	$0.0232	$0.0468	$33.22	$33.18
6	119.41	0.03	1.060	0.0249	$35.21	$0.0246	$0.0495	$35.16	$35.12
7	115.82	-0.03	0.940	0.0264	$33.05	$0.0231	$0.0495	$33.01	$32.96
8	112.35	-0.03	0.940	0.0248	$31.03	$0.0217	$0.0464	$30.98	$30.94
9	108.98	-0.03	0.940	0.0232	$29.12	$0.0203	$0.0436	$29.08	$29.04
10	105.71	-0.03	0.940	0.0218	$27.33	$0.0191	$0.0409	$27.29	$27.26
11	102.54	-0.03	0.940	0.0205	$25.65	$0.0179	$0.0384	$25.62	$25.58
12	99.46	-0.03	0.940	0.0192	$24.08	$0.0168	$0.0360	$24.04	$24.01
Cumulative Index Return:					-0.54%
Return on Securities (assumes no early redemption):					-3.83%

*	The Index Closing Level is also: (i) the Monthly Initial Closing Level for the following month; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the Cash Settlement Amount
**	Accrued Financing Charge are calculated on an act/360 basis (30-day months are assumed for the above calculations)
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations)
****	Previous Current Principal Amount is also the Financing Level
#	This is also the Call Settlement Amount
^	For month twelve, this is also the Cash Settlement Amount

Hypothetical Examples

Example 4: The Index Closing Level decreases by 3.00% per month for the first six months, and then increases by 3.00% per month for the next six months.

Initial Index Level	100	Principal Amount	$25.00
1st 6 Months Monthly Change	-3.00%	Annual Tracking Rate	0.85%
2nd 6 Months Monthly Change	3.00%	Redemption Fee Rate	0.125%
		Financing Rate	0.90%

Month End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Month**	Current Indicative Value	Accrued Tracking Fee for the Applicable Month***	Accrued Fees for the Applicable Month	Current Principal Amount#^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Closing Level - Monthly Initial Closing Level) / Monthly Initial Closing Level)	(1 + (2 x C))	(Previous Current Principal Amount x Financing Rate x Act/360)	(Previous Current Principal Amount x D)*	(Annual Tracking Rate x F x Act/365)	(E + G)	((Previous Current Principal Amount x D) - H)	(I - Redemption Fee)
1	97.00	-0.03	0.940	0.0188	$23.50	$0.0164	$0.0352	$23.46	$23.44
2	94.09	-0.03	0.940	0.0176	$22.06	$0.0154	$0.0330	$22.02	$22.00
3	91.27	-0.03	0.940	0.0165	$20.70	$0.0145	$0.0310	$20.67	$20.65
4	88.53	-0.03	0.940	0.0155	$19.43	$0.0136	$0.0291	$19.40	$19.38
5	85.87	-0.03	0.940	0.0146	$18.24	$0.0127	$0.0273	$18.21	$18.19
6	83.30	-0.03	0.940	0.0137	$17.12	$0.0120	$0.0256	$17.09	$17.07
7	85.80	0.03	1.060	0.0128	$18.12	$0.0127	$0.0255	$18.09	$18.07
8	88.37	0.03	1.060	0.0136	$19.18	$0.0134	$0.0270	$19.15	$19.13
9	91.02	0.03	1.060	0.0144	$20.30	$0.0142	$0.0285	$20.27	$20.25
10	93.75	0.03	1.060	0.0152	$21.49	$0.0150	$0.0302	$21.46	$21.43
11	96.56	0.03	1.060	0.0161	$22.75	$0.0159	$0.0320	$22.71	$22.68
12	99.46	0.03	1.060	0.0170	$24.08	$0.0168	$0.0339	$24.04	$24.01
Cumulative Index Return:					-0.54%
Return on Securities (assumes no early redemption):					-3.83%

*	The Index Closing Level is also: (i) the Monthly Initial Closing Level for the following month; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the Cash Settlement Amount
**	Accrued Financing Charge are calculated on an act/360 basis (30-day months are assumed for the above calculations)
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations)
****	Previous Current Principal Amount is also the Financing Level
#	This is also the Call Settlement Amount
^	For month twelve, this is also the Cash Settlement Amount

Hypothetical Examples

You may receive Coupon Amounts during the term of the Securities and a Stub Reference Distribution Amount at maturity or call, or upon early redemption. The hypothetical returns displayed in all of the examples above do not reflect any Coupon Amounts you may be entitled to receive during the term of the Securities or any Stub Reference Distribution Amount you may be entitled to receive at maturity or call, or upon early redemption. If any Stub Reference Distribution Amount was paid at maturity or call, or upon early redemption, the hypothetical Cash Settlement Amounts, Call Settlement Amounts or Redemption Amounts displayed above would have been higher (as the Cash Settlement Amounts, Call Settlement Amounts or Redemption Amounts would have been increased by the Stub Reference Distribution Amount).

We cannot predict the actual Index Closing Level on any Trading Day or the market value of your Securities, nor can we predict the relationship between the Index Closing Level and the market value of your Securities at any time prior to the Maturity Date. The actual amount that a holder of the Securities will receive at maturity or call, upon acceleration or upon early redemption, as the case may be, and the rate of return on the Securities, will depend on the monthly compounded leveraged return of the relevant Index, and if positive, whether it will be sufficient to offset the negative effect of the Accrued Fees over the relevant period and, if applicable, the Redemption Fee, whether any Coupon Amounts were paid during the term of the Securities and whether any Stub Reference Distribution Amount is payable at maturity or call, or upon early redemption or acceleration. Moreover, the assumptions on which the hypothetical returns are based are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your Securities, if any, on the Maturity Date, Call Settlement Date, Acceleration Settlement Date or the relevant Redemption Date, as applicable, may be very different from the information reflected in the tables above.

The hypothetical examples above are provided for purposes of information only. The hypothetical examples are not indicative of the future performance of the relevant Index on any Trading Day, the Index Valuation Level, or what the value of your Securities may be. Fluctuations in the hypothetical examples may be greater or less than fluctuations experienced by the holders of the Securities. The performance data shown above is for illustrative purposes only and does not represent the actual or expected future performance of the Securities.

The Solactive US High Dividend Low Volatility Index

We have derived all information contained in this pricing supplement regarding the Solactive US High Dividend Low Volatility Index (the “Index”), including, without limitation, its make-up, performance, method of calculation and changes in the Index Constituent Securities, from publicly available sources, which are summarized but not incorporated by reference herein, which govern the management and calculation of the Index and are published by the Index Sponsor. We have also derived certain information about the Index from public sources without independent verification. Such information reflects the policies of, and is subject to change by, the Index Sponsor. We make no representation or warranty as to the accuracy or completeness of such information. The composition of the Index is determined, maintained and published by the Index Sponsor. The level of the Index is calculated by the Index Calculation Agent. The Index Sponsor has no obligation to continue to publish, and may discontinue the publication of, the Index. The intraday index value is calculated and published by the Index Sponsor. The Index Sponsor has no obligation to continue to publish, and may discontinue the publication of, the Index. Daily Index closing levels and updated weightings of the Index Constituent Securities are available at http://www.solactive.com.

Introduction

The Index is calculated and distributed by Solactive AG and is intended to track the price movements of stocks which are publicly traded on US stock exchanges and fulfill certain minimum requirements in terms of liquidity and market capitalization. From this universe, the stocks with high Forward Looking Distribution Yield (as hereinafter defined) and low 12-Month Trailing Realized Volatility (as hereinafter defined) are selected. See “— Selection of the Index Constituent Securities” on page PS-16.

The Index is published in US Dollars.

Publication and Historical Data

All specifications and information relevant for calculating the Index are made available on

http://www.solactive.com. This includes the composition of the Index as well as the respective weightings.

The Index is published via the price marketing services of Boerse Stuttgart AG and is distributed to all affiliated vendors. Each vendor determines whether it will distribute/display the Index data via its information system.

The base value of the Index is 100 as of July 10, 2009. The Index was first calculated on September 18, 2014 (the “Index Commencement Date”) and closed at a level of 197.03 on such day.

Prices and Calculation Frequency

The Index is calculated on each Business Day based on the prices of each Index Constituent Security on the respective Exchange on which each Index Constituent Security is traded. An “Exchange” is, in respect of the Primary Selection Pool (as defined on page PS-16) and every Index Constituent Security, the respective primary exchange where the Index Constituent Security has its primary listing. The Index Committee may decide to declare a different stock exchange the Exchange for trading reasons. At any given point during the period in which the Index is calculated, the last traded prices of all Index Constituent Securities are used. If there is no last traded price for an Index Constituent Security on a Business Day, the most recent last traded price on Reuters for the preceding Index Trading Day is used in the calculation. An “Index Trading Day” is, in relation to the Index or an Index Constituent Security, a trading day on the Exchange (or a day that would have been such a day if a market disruption had not

The Solactive US High Dividend Low Volatility Index

occurred), excluding days on which trading may be ceased prior to the time at which such Exchange is normally closed on working days (without taking into account after-hours trading or other trading activities carried out outside the normal trading hours) (such time, the “Normal Closing Time”). Solactive is ultimately responsible for determining whether a certain day is a Trading Day with regard to the Index or an Index Constituent Security in connection with the Index.

The Index is a real time index which is calculated every Business Day from 9:30 am to 4:30 pm, EST (Eastern Standard Time). It is calculated every 15 seconds. In the event that data cannot be provided to the pricing services of Boerse Stuttgart AG, the publication of the Index values and any distribution thereof may be delayed.

Any incorrect calculation of the Index shall be adjusted on a retrospective basis.

Index Committee

A Committee composed of staff from Solactive AG (the “Index Committee”) is responsible for decisions regarding the composition of the Index as well as any amendments to the Index methodology, which may be published from time to time. On the Business Day five Business Days before the Adjustment Day (as hereinafter defined) (the “Selection Day”), the Index Committee shall determine the composition of the Index in accordance with the relevant criteria as outlined in this document.

The Index Committee meets quarterly. At each meeting, the Index Committee reviews pending corporate actions that are screened in an automated process and may affect Index Constituent Securities, statistics comparing the composition of the Index to the market, companies that are being considered as candidates for addition to the Index, and any significant market events. In addition, the Index Committee revises the Index policy covering rules for selecting companies, treatment of dividends, share counts or other matters on a quarterly basis to react to critical changes, if any, in the legal or regulatory framework or in other urgent matters that require action by the Index Committee. Under these special circumstances, the Index Committee may decide to amend the Index methodology.

Members of the Index Committee can recommend changes to the composition of the Index or to the Index methodology and submit them to the Index Committee for approval.

Solactive considers information about changes to its Index and related matters to be potentially market moving and material. Therefore, all Index Committee discussions are confidential.

Extraordinary Events

The Index Committee also determines the composition of the Index if any Extraordinary Events occur and determine the implementation of any necessary adjustments.

An “Extraordinary Event” is defined as

➢	a Merger;

➢	a Takeover Bid;

➢	Trading Halt;

➢	a Delisting;

➢	the Nationalization of an Index Constituent, its business as a going concern or its assets; or

➢	Insolvency.

The Solactive US High Dividend Low Volatility Index

A “Merger” is:

1.	a change in the security class or a conversion of a unit class that results in a transfer or an ultimate definite obligation to transfer all the units in circulation to another legal entity;

2.	a merger (either by acquisition or through forming a new structure) or a binding obligation on the part of the issuer to exchange units with another legal person (except in a merger or unit exchange under which the issuer of the relevant Index Constituent Security is the acquiring or remaining entity and which does not involve a change in security class or a conversion of all the units in circulation);

3.	a takeover offer, exchange offer, other offer or another act of a legal person for the purposes of acquiring or otherwise obtaining from the issuer 100% of the units issued that entails a transfer or the irrevocable obligation to transfer all units (with the exception of units which are held and controlled by the legal person); or

4.	a merger (either by acquisition or through forming a new structure) or a binding obligation on the part of the issuer of the units or its subsidiaries to exchange units with another legal entity, whereby the issuer of the unit is the acquiring or remaining entity and it does not involve a change in the class or a conversion of the all units issued, but the units in circulation directly prior to such an event (except for units held and controlled by the legal person) represent in total less than 50% of the units in circulation directly subsequent to such an event.

A “Takeover Bid” is a bid to acquire, an exchange offer or any other offer or act of a legal person that results in the related legal person acquiring as part of an exchange or otherwise more than 10% and less than 100% of the voting rights in respect of the issuer of the Index Constituent Security or the right to acquire these voting rights, as determined by Solactive AG based on notices submitted to public or self-regulatory authorities or other information considered by Solactive AG to be relevant.

A “Trading Halt” is where a security’s trading is stopped by an exchange while news is broadcast about the security. Solactive will hold the security at its most recent price until trading is resumed or the security is officially Delisted. Determination for removal from the Index will be made on a case-by-case basis and based upon reasonable likelihood of trade resumption and likelihood of residual value returned to holders of the security in question.

An Index Constituent Security is “Delisted” if the Exchange announces pursuant to the Exchange regulations that the listing of, the trading in or the issuing of public quotes on the Index Constituent Security at the Exchange has ceased immediately or will cease at a later date, for any reason (provided Delisting is not because of a Merger or a Takeover Bid), and the Index Constituent Security is not immediately listed, traded or quoted again on an exchange, trading or listing system, acceptable to Solactive AG.

“Nationalization” is a process whereby all units or the majority of the assets of the issuer of the units are nationalised or are expropriated or otherwise must be transferred to public bodies, authorities or institutions.

“Insolvency” occurs with regard to an Index Constituent Security if (A) all units of the respective issuer must be transferred to a trustee, liquidator, insolvency administrator or a similar public officer as a result of a voluntary or compulsory liquidation, insolvency or winding-up proceedings or comparable proceedings affecting the issuer of the Index Constituent Securities or (B) the holders of the units of this issuer are legally enjoined from transferring the units.

Licensing

Licenses to use the Index as the underlying value for derivative instruments may be issued to stock exchanges, banks, financial services providers and investment houses by Solactive AG.

The Solactive US High Dividend Low Volatility Index

Selection of the Index Constituent Securities

The initial composition of the Index, as well as the ongoing regular adjustments which are determined on each Selection Day and applied on the relevant Adjustment Days (as hereinafter defined), are based on the following rules:

Step 1

The composition of the “Primary Selection Pool” is determined by identifying all entities that fulfill all of the following criteria:

1.      Select the 1,000 largest companies according to share class market capitalization that fulfill requirements (a), (b) and (c):

(a)    Each entity is listed on a regulated stock exchange in the United States in the form of common equities listed on NYSE, NASDAQ Global Select Market, the NASDAQ Select Market, and the NASDAQ Capital Market. Real Estate Investment Trusts (REITs) are eligible for index inclusion. Limited Partnerships, master limited partnerships, OTC bulletin board issues, closed-end funds, ETFs, ETNs, royalty trusts, preferred stocks, unity trusts, equity warrants, convertible bonds, investment trusts, and ADRs are all ineligible for inclusion.

(b)    Each entity is domiciled in the United States.

(c)    If more than one share line of any entity meets criteria (a) and (b), only the most liquid (as defined by average daily trading volume across all U.S. exchanges) share line is eligible for selection.

2.      These 1,000 entities will be screened for minimum size and liquidity criteria and removed from the selection pool if they do not fulfill either of the below:

(d)    A share class market capitalization on the relevant Selection Day of at least USD 1,000,000,000.

(e)    An average daily trading volume across all U.S. exchanges in the three months immediately preceding the relevant Selection Day of at least USD 15,000,000.

Entities for which the data provider is unable to deliver a valid value for the items set forth in (d) and (e) will be removed from the selection pool.

After applying the criteria described above, the remaining entities constitute the “Primary Selection Pool”. If there are fewer than 200 companies eligible, then only the top 200 companies by market capitalization will enter Selection Step 2 and the volume restrictions set forth in (e) will be disregarded.

Step 2

The entities contained in the Primary Selection Pool are first ranked on the following criterion:

Forward Looking Distribution Yield

The 80 entities with the highest ranks in accordance with their Forward Looking Distribution Yield are advanced to the next step. The higher an entity’s Forward Looking Distribution Yield, the higher it is ranked.

“Forward Looking Distribution Yield” is the 12-months forward mean estimation of an entity’s distribution yield as provided by ThomsonReuters IBES divided by the current price of the stock (both converted into US Dollars).

In case one or more entities tie at rank 80, only the largest entity in terms of share class market capitalization will be included.

The Solactive US High Dividend Low Volatility Index

Step 3

The remaining entities are then ranked on the following criterion:

12-Month Trailing Realized Volatility

The 40 entities with the lowest ranks (i.e. lowest 12-Month Trailing Realized Volatility) are selected as Index Constituents and are weighted in accordance with Step 4.

In case one or more entities tie at rank 40, only the largest entity in terms of share class market capitalization will be included.

An entity has a valid 12-Month Trailing Realized Volatility value only if it has been continuously traded for the immediately preceding 12-month period. If there are fewer than 70 entities with a valid value for the 12-Month Trailing Realized Volatility available resulting from Step 2, the next-best ranking stocks in terms of Forward Looking Distribution Yield (ranks 81 onwards) with a valid 12-Month Trailing Realized Volatility Value will be added to the pool. For clarification, if only 65 entities with a valid value for the 12-Month Trailing Realized Volatility are available resulting from Step 2, the next-best ranking 5 stocks in terms of Forward Distribution will be added to the pool.

If there are fewer than 25 entities within the Primary Selection Pool, then the total number of entities within the Primary Selection Pool are selected (which shall be not less than 20 entities) and weighted equally.

“12-Month Trailing Realized Volatility” means on any Selection Day the realized volatility over the preceding 12 months, as sourced from renowned data providers.

Step 4

The Index Constituent Securities are weighted based on a modified average daily value traded mechanism.

The Index Constituent Securities are weighted based on their 3-month trailing average daily value traded across all U.S. exchanges (“ADV”). Each Index Constituent Security is capped at a 10% weight with any excess weight distributed to the other Index Constituent Securities on a pro rata basis as determined by ADV. If after re-distributing, the weight of an Index Constituent Security would exceed the 10% weighting cap, the excess weight is distributed to the remaining Index Constituent Securities with a weighting less than 10%. This process is repeated until each Index Constituent Security makes up 10% or less of the Index as of the Selection Day.

An Index Constituent Security’s 3-month trailing average daily value traded is calculated by summing up the daily value traded over the 3-month period ultimately preceding the Selection Day and dividing that sum by the number of actual Index Trading Days in that 3-month period.

As of September 30, 2014, the number of Index Constituents was 40.

Calculation of the Index

The Index is calculated according to the following formula:

The Solactive US High Dividend Low Volatility Index

= Number of Units of the Index Constituent Security i on Index Trading Day t

= Price of Index Constituent Security i on Index Trading Day t converted into US Dollars

“Number of Units” is in respect of an Index Constituent Security and any given Business Day the number or fraction of units included in the Index. It is calculated for any Index Constituent Security as the ratio of (A) the Percentage Weight of an Index Constituent Security multiplied by the Index value and (B) its Trading Price.

“Percentage Weight” of an Index Constituent Security is the ratio of its Trading Price multiplied by its Number of Units divided by the Index value.

The “Trading Price” in respect of an Index Trading Day is the closing price on the relevant Index Trading Day determined in accordance with the Exchange regulations. If the Exchange has no closing price for an Index Constituent Security, Solactive AG shall determine the Trading Price and the time of the quote for the unit in question in a reasonable manner.

Accuracy

The value of the Index will be rounded to two decimal places.

The Number of Units of the Index Constituent Securities will be rounded to six decimal places.

Trading Prices will be rounded to four decimal places.

Index Adjustments

As of the close of business on the third Friday in January, April, July, and October (each, an “Adjustment Day”), the Index Constituent Securities shall be re-balanced by reference to their last traded prices on the relevant Exchange. If, on a scheduled Adjustment Day, none of the Affiliated Exchanges are open for trading, the rebalancing will occur on the next day on which one of the Affiliated Exchanges is open for trading (a “Business Day”). An “Affiliated Exchange” is, with respect to an Index Constituent Security, an exchange, trading or quotation system on which options and futures contracts on the Index Constituent Security in question are traded, as specified by Solactive.

The composition of the Index is ordinarily adjusted quarterly after the close on the relevant Adjustment Days in accordance with the criteria described under “— Selection of the Index Constituent Securities” above. The proposed Index composition and indicative weightings of each of the Index Constituent Securities (including details relating to the entities that are being included in/removed from the Index composition) shall be announced by Solactive AG at least two full Index Trading Days before the Adjustment Day).

Solactive AG shall publish all details relating to the adjustment of the Index composition (i.e. the actual weights) on the Business Day after each relevant Adjustment Day.

Treatment of Corporate Actions

The Index shall be adjusted for systematic changes in prices once these become effective. This requires the new Number of Units of the affected Index Constituent Security to be calculated on an ex-ante basis. Following the Index Committee’s decision, the Index is adjusted for distributions, capital increases, rights issues, splits, par value conversions and capital reductions as outlined below.

The Solactive US High Dividend Low Volatility Index

This procedure ensures that the first ex quote can be properly reflected in the calculation of the Index. This ex-ante procedure assumes open access to the parameter values used. The calculation parameters are provided by Solactive AG.

The Trading Price for an affected Index Constituent Security on the day an Extraordinary Event comes into effect is the last available market price for this Index Constituent Security quoted on the Exchange on the day the event occurred (or, if a market price is not available for the day the event came into effect, the last available market price quoted on the Exchange on a day specified as appropriate by Solactive AG), as determined by Solactive AG, and this price is used as the Trading Price of the particular Index Constituent Security until the next Adjustment Day.

When an Index Constituent Security’s trading has been halted, the Index Calculation Agent holds the Index Constituent Security at its most recent closing price until trading is resumed or is officially Delisted. Determination for removal will be made on a case-by-case basis and based upon reasonable likelihood of trade resumption and likelihood of residual value returned to unit holders. The Index Committee may consult with managers of portfolios linked to indices in which the affected Index Constituent Security is a constituent in determining its fair value. Should removal be deemed appropriate, announcement will be made at zero value (for system purposes the actual value used is .0001, in local currency).

Units that are scheduled for changes but are halted or suspended prior to rebalancing will have their scheduled updates postponed and will be monitored for trade resumption. Once trading resumes, these securities’ changes will be announced and will have their positions updated accordingly. Depending on the nature of the halt or suspension, the Index Committee may decide to delete the affected security from the index.

In the event of the Insolvency of an Index Constituent, the Index Constituent Security shall remain in the Index until the next Adjustment Day. As long as a market price for the affected Index Constituent Security is available on a Business Day, this shall be applied as the Trading Price for the relevant Index Constituent Security on the relevant Business Day, as determined in each case by Solactive AG. If a market price is not available on a Business Day, the Trading Price for this Index Constituent Security is set to zero per the above. Solactive AG may also decide to eliminate an Index Constituent Security from the Index at an earlier point in time prior to the next Adjustment Day if there is no reasonable expectation that the Index Constituent will emerge from Insolvency in the near future.

The Solactive US High Dividend Low Volatility Index

Table 1 below summarizes potential events for which adjustments may be made by the Index Calculation Agent.

Event	Adjustment?	Adjustment Treatment
Return on Capital/Special/Extraordinary Distributions	Yes	The distribution is reinvested in that unit.
Unit Distribution	Yes	Where unit holders receive “B” new units for every “A” unit held, the number of units is adjusted by multiplying the original number of units by the quotient of (a) the sum of A and B divided by (b) A.
Unit Split	Yes	Where unit holders receive “B” new units for every “A” unit held, the number of units is adjusted by multiplying the original number of units by the quotient of B divided by A.
Unit Repurchase	No	No adjustment.
Acquisition or Merger (Target Company is in the Index)	Yes	If acquired unit is Delisted, the cash proceeds from the acquisition are reinvested proportionally (based on current Percentage Weight) among the other Index Constituent Securities. Where units are issued, such units are deemed to be sold on the date of issuance and cash proceeds reinvested as described in the preceding sentence.
Acquisition or Merger (Acquirer is in the Index)	No	If the surviving company is already an Index member, it is retained in the Index.
Acquisition or Merger (both Acquirer and Target Company are in the Index)	Yes	If acquired Index Constituent Security is Delisted, the cash proceeds from the acquisition are proportionally distributed to the remaining Index Constituent Securities, according to the terms of the merger/acquisition agreement. Where units are issued, such units are deemed to be sold on the date of issuance and cash proceeds reinvested as described in the preceding sentence.

If a unit that is an Index Constituent Security is Delisted, the cash value of such unit‘s position in the Index, based on the latest available market price prior to the Delisting, is reinvested proportionally (based on the current weight) among the other Index Constituent Securities.

Note that if an Index Constituent Security is both (i) affected by an event listed in Table 1 and (ii) Delisted, such Index Constituent Security will be adjusted as described in Table 1. If the Index Constituent Security is immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange and the stock will not be deemed to be Delisted.

For events not listed in Table 1 above, the Index Calculation Agent may make adjustments if it determines that the event could have a diluting or concentrative effect on the theoretical value of the underlying stock and would not otherwise be accounted for in the Index. Any such adjustments are publicly announced in advance wherever practicable.

The Solactive US High Dividend Low Volatility Index

Distributions

Any distributions described in the first row of Table 1, above shall trigger an adjustment of the Number of Units of the corresponding Index Constituent Security. The new Number of Units is calculated as follows:

= Closing price on the day prior to ex-date

= Number of Units of the Index Constituent Security i on Index Trading Day t

= Distribution on Index Trading Day t

Capital Increases

Should there be a capital increase (from the Index Constituent’s own resources or through cash contributions), the new Number of Units shall be calculated as follows:

with:

xi,t = Number of Units of Index Constituent Security i on the day of the distribution

xi,t-1 = Number of Units of Index Constituent Security i on the day prior to the distribution

Pi,t-1 = Closing price on the day prior to ex date

rBi,t-1 = Calculated value of rights issue

B = Price of rights issue

N = Distribution disadvantage

BV = Subscription ratio

B=0 if capital is increased from the company’s own resources.

The last distribution paid or the announced distribution proposal is applied as the distribution disadvantage.

Unit Splits and Par Value Conversions

Should there be Unit splits and par value conversions it is assumed that the prices shall change in ratio to the number of units or to the par values. The new Number of Units shall be calculated as follows:

The Solactive US High Dividend Low Volatility Index

Ni,t-1 = Former par value of security class i (or new number of units)

Ni,t-1 = New par value of security class i (or former number of units)

xi,t = Number of Units of the affected Index Constituent Security on the day of the distribution

xi,t-1 = Number of Units of the affected Index Constituent Security on the day prior to the distribution

Spin-Offs

In case of a spin-off affecting an Index Constituent, the Index is adjusted according to one of the following options based on a decision of the Index Committee:

1)	The spun-off company is not included in the Index. The Index is adjusted at the close of trading on the Business Day prior to the ex date for the value of the right to receive new shares in the spun-off company (based on the transaction terms and the closing price of the spun-off company on the Business Day prior to the ex date, if the spun-off company has already been trading before the ex date).

2)	The spun-off company is added to the index based on the terms of the spin-off and deleted at the close of trading on the ex date.

The spun-off company is added to the index based on the terms of the spin-off and remains in the index.

Calculation of the Index in the Event of a Market Disruption Event

The Index may not be calculated in the event of a Market Disruption Event. If the Market Disruption Event continues for a sustained period, the Index Calculation Agent calculates the Index value, taking into account the market conditions prevailing at this point in time, the last quoted Trading Price for each of the Index Constituent Securities as well as any other conditions that it deems relevant for calculating a fair value Index value.

Market Disruption Events

A “Market Disruption Event” occurs if:

1.	one or more of the following events occurs or exists on an Index Trading Day prior to the opening quotation time for an Index Constituent Security:

(A)	trading is suspended or restricted (due to price movements that exceed the limits allowed by the Exchange or an Affiliated Exchange, or for other reasons):

1.1.	across the whole Exchange; or

1.2.	in options or futures contracts on or with regard to an Index Constituent Security or an Index Constituent Security that is quoted on an Affiliated Exchange; or

1.3.	on an Exchange or in a trading or quotation system (as determined by Solactive AG) in which an Index Constituent Security is listed or quoted; or

(B)	an event that (in the assessment of Solactive AG) generally disrupts and affects the opportunities of market participants to execute on the Exchange transactions in respect of a unit included in the Index or to determine market values for a unit included in the Index or to execute on an Affiliated Exchange transaction with regard to options and futures contracts on these units or to determine market values for such options or futures contracts; or

The Solactive US High Dividend Low Volatility Index

2.	trading on the Exchange or an Affiliated Exchange is ceased prior to the Normal Closing Time, unless the early cessation of trading is announced by the Exchange or Affiliated Exchange on this Index Trading Day at least one hour before:

(A)	the actual closing time for normal trading on the Exchange or Affiliated Exchange on the Index Trading Day in question or, if earlier;

(B)	the closing time (if given) of the Exchange or Affiliated Exchange for the execution of orders at the time the quote is given; or

3.	a general moratorium is imposed on banking transactions in the country in which the Exchange is resident if the above-mentioned events are material in the assessment of Solactive AG, whereby Solactive AG makes his decision based on those circumstances that he considers reasonable and appropriate.

Historical and Estimated Historical Performance

The estimated historical information for the period from the Base Date, July 10, 2009, to the Index Commencement Date is hypothetical and is provided as an illustration of how the Index would have performed during that period had the Index Calculation Agent begun calculating the Index on the Base Date using the methodology described above. The level of the Index is deemed to have been 100 on the Base Date. This data does not reflect actual performance, nor was a contemporaneous investment model run of the Index. Index historical information for the period from and after the Index Commencement Date is based on the actual performance of the Index.

Any historical and estimated historical upward or downward trend in value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Securities. The historical or estimated historical Index returns do not give an indication of the future performance of the Index. UBS cannot make any assurance that the future performance of the Index will result in holders of the Securities receiving a positive return on their investment.

The table below shows the historical performance of the Index and the total return version of the Index from the Index Commencement Date through September 26, 2014 and the estimated historical performance of the Index and the total return version of the Index from July 10, 2009 to the Index Commencement Date.

Historical and Estimated Historical Results for the

period from July 10, 2009 through September 26, 2014

	Price Return		Total Return
Year	Ending Level	Annual Return	Ending Level	Annual Return
7/10-12/31/2009	123.83	23.83%	126.87	26.87%
2010	136.20	9.99%	147.76	16.47%
2011	155.28	14.01%	178.79	21.00%
2012	163.21	5.11%	199.11	11.37%
2013	176.40	8.08%	226.49	13.75%
Through 9/26/2014	196.37	11.32%	261.33	15.38%

Historical or estimated historical results are not indicative of future results.

The table below shows the historical and estimated historical performance of the total return version of the Index from July 10, 2009 through September 26, 2014 in comparison with the S&P 500 Total Return Index and the S&P 500 Low Volatility Total Return Index.

	Index	S&P 500 Total Return Index	S&P 500 Low Volatility Total Return Index
Total Return	161.33%	151.72%	131.44%
Annualized Return	20.24%	19.38%	17.47%

The Solactive US High Dividend Low Volatility Index

The data for the Index for the period prior to the Index Commencement Date is estimated and is derived by using the Index’s calculation methodology with historical prices.

Historical information presented is as of September 26, 2014, and is furnished as a matter of information only. Historical and estimated historical performance of the Index is not an indication of future performance. Future performance of the Index may differ significantly from historical and estimated historical performance, either positively or negatively.

The graph below is based on the total return versions of the Index, the S&P 500 Total Return Index and the S&P 500 Low Volatility Total Return Index.

License Agreement

Solactive and UBS have entered into a license agreement providing for the license to UBS, and certain of its affiliates, in exchange for a fee, of the right to use the Index and certain trademarks, in connection with securities, including the Securities.

The license agreement between Solactive and UBS provides that the following language must be set forth in this pricing supplement:

The financial instrument is not sponsored, promoted, sold or supported in any other manner by Solactive AG nor does Solactive AG offer any express or implicit guarantee or assurance either with regard to the results of using the Index and/or Index trade mark or the Index Price at any time or in any other respect. The Index is calculated and published by Solactive AG. Solactive AG uses its best efforts to ensure that the Index is calculated correctly. Irrespective of its obligations towards the Issuer, Solactive AG has no obligation to point out errors in the Index to third parties including but not limited to investors and/or financial intermediaries of the financial instrument. Neither publication of the Index by Solactive AG nor the licensing of the Index or Index trade mark for the purpose of use in connection with the financial instrument constitutes a recommendation by Solactive AG to invest capital in said financial instrument nor does it in any way represent an assurance or opinion of Solactive AG with regard to any investment in this financial instrument.

The Solactive US High Dividend Low Volatility Index

Disclaimer

“SOLACTIVE” IS A TRADEMARK OF SOLACTIVE AG AND HAS BEEN LICENSED FOR USE BY UBS. THE SECURITIES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY SOLACTIVE AND SOLACTIVE MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF INVESTING IN THE SECURITIES.

Material U.S. Federal Income Tax Consequences

The following is a general description of the material United States federal tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Securities and receiving payments under the Securities. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

The United States federal income tax consequences of your investment in the Securities are uncertain.

The discussion below supplements the discussion under “U.S. Tax Considerations” in the accompanying prospectus and the discussion under “Material U.S. Federal Income Tax Consequences” on page S-49 of the accompanying product supplement and, except as otherwise described below, is subject to the assumptions, limitations and exceptions set forth therein. Except as otherwise noted under “Non-United States Holders” below, this discussion only applies to you if you are a United States holder, as that term is defined under “Material U.S. Federal Income Tax Consequences” on page S-50 of the accompanying product supplement.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the Securities as a coupon-bearing pre-paid derivative contract with respect to the Index and the terms of the Securities require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. In addition, you and we agree (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Coupon Amounts (including amounts received upon the sale or exchange of the Securities in respect of accrued but unpaid Coupon Amounts) and the Stub Reference Distribution Amount, if any, as amounts that should be included in ordinary income for tax purposes at the time such amounts accrue or are received, in accordance with your regular method of accounting for tax purposes. You will be required to treat such amounts in such a manner despite the fact that (i) there may be other possible treatments of such amounts that would be more advantageous to holders of Securities and (ii) such amounts may be attributable to distributions on the Index Constituent Securities that would, if received directly, be subject to a more advantageous tax treatment. For example, such amounts may be attributable to distributions on the Index Constituent Securities that, if received directly by certain holders, would be treated as (i) dividends subject to tax at long-term capital gains rates, or (ii) dividends eligible for the dividends-received deduction. If your Securities are treated in the manner described above, you should generally recognize capital gain or loss upon the sale, exchange, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time (other than any amount attributable to the Coupon Amount and the Stub Reference Distribution Amount, if any, which will be treated as ordinary income) and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you held your Securities for more than one year. In general, your tax basis in your Securities will be equal to the price you paid for them. Capital gain of a non-corporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Securities will generally begin on the date after the issue date (i.e., the settlement date) for your Securities and, if you hold your Securities until maturity, your holding period will generally include the maturity date.

Alternative Treatments.    For a discussion of the possible alternative treatments of your Securities, please see the discussion under “Material U.S. Federal Income Tax Consequences — Alternative Treatments” on page S-51 of the accompanying product supplement.

Material U.S. Federal Income Tax Consequences

It is also possible that the Internal Revenue Service (“IRS”) could potentially assert that Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) should apply to the Securities or a portion of the Securities because real estate investment trusts (which qualify as “pass-thru entities” for purposes of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”)) currently comprise more than 10% of the Index. If your Securities are subject to the Section 1260 rules, you may be subject to adverse timing and character consequences with respect to your Securities. However, based on the current composition of the Index, we believe that the Securities are unlikely to be currently subject to Section 1260 of the Code, either in whole or in part. You are urged to consult your tax advisor regarding whether your Securities could be subject to Section 1260 of the Code either currently or in the future and the consequences to you if your Securities are subject to such rules.

Non-United States Holders.    If you are a non-United States holder, as that term is defined under “Material U.S. Federal Income Tax Consequences — Non-United States Holders” on page S-53 of the accompanying product supplement, you should refer to the discussion in that subsection of the accompanying product supplement, subject to the following modification of the paragraph that discusses “dividend equivalent” payments. The IRS has issued a notice that states that it intends to issue regulations that will provide that instruments such as the Securities will not be subject to the tax on dividend equivalent payments if the Securities are issued prior to 90 days after the date when final regulations with respect to dividend equivalent payments are issued. Because such final regulations have not been issued, we expect that the taxes on dividend equivalent payments that are described in the accompanying product supplement will not apply to the Securities.

As described in the accompanying product supplement, the IRS could assert that you should be treated as if you owned the Index Constituent Securities. If the IRS were successful in asserting that treatment, you would generally be subject to a tax at a rate of up to 30% (or a lower rate under an applicable treaty) with respect to payments of the Coupon Amount, the Stub Reference Distribution Amount, if any, and any amount that you receive upon the sale or exchange of your Securities that is attributable to such amounts.

Prospective non-United States holders are urged to consult their tax advisors with respect to the tax consequences to them of an investment in the Securities, including any possible alternative characterizations and treatments.

Supplemental Plan of Distribution

On the Initial Trade Date, we sold $25,000,000 aggregate Principal Amount of Securities to UBS Securities LLC at 100% of their stated Principal Amount. After the Initial Trade Date, from time to time we may sell a portion of the Securities at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the Securities are sold to the public, less any commissions paid to UBS Securities LLC. UBS Securities LLC may charge normal commissions in connection with any purchase or sale of the Securities and may receive a portion of the Annual Tracking Fee (as described in the accompanying product supplement). Additional Securities may be offered and sold from time to time through UBS Securities LLC, as agent, to investors and to dealers acting as principals for resale to investors. We are not, however, obliged to, and may not, sell the full aggregate principal amount of the Securities. We may suspend or cease sales of the Securities at any time, at our discretion. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

Broker-dealers may make a market in the Securities, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this pricing supplement, the accompanying product supplement and the accompanying prospectus) may be used by such dealers in connection with market- making transactions. In these transactions, dealers may resell a Security covered by this prospectus that they acquire from us or from other holders after the original offering and sale of the Securities, or they may sell a Security covered by this prospectus in short sale transactions.

As described in more detail under “Use of Proceeds and Hedging” in the accompanying product supplement, we or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities. UBS and/or its affiliates may earn additional income as a result of payments pursuant to these swap or related hedge transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the Securities in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the U.S. Securities Act of 1933. Among other activities, broker-dealers and other persons may make short sales of the Securities and may cover such short positions by borrowing Securities from UBS or its affiliates or by purchasing Securities from UBS or its affiliates subject to its obligation to repurchase such Securities at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus delivery and liability provisions of the U.S. Securities Act of 1933. This prospectus will be deemed to cover any short sales of Securities by market participants who cover their short positions with Securities borrowed or acquired from us or our affiliates in the manner described above.

UBS reserves the right to pay a portion of the Annual Tracking Fee to UBS Securities LLC and certain broker-dealers in consideration for services relating to the Securities including, but not limited to, promotion and distribution.

Supplemental Plan of Distribution

Conflicts of Interest

UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds from the offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

ANNEX A

NOTICE OF EARLY REDEMPTION

To: e-tracsredemptions@ubs.com

Subject: ETRACS Notice of Early Redemption, CUSIP No.: 90270L727

[BODY OF EMAIL]

Name of broker: [            ]

Name of beneficial holder: [            ]

Number of Securities to be redeemed: [            ]

Applicable Redemption Valuation Date: [            ], 20[    ]*

Broker Contact Name: [            ]

Broker Telephone #: [            ]

Broker DTC # (and any relevant sub-account): [            ]

The undersigned acknowledges that in addition to any other requirements specified in the product supplement relating to the Securities being satisfied, the Securities will not be redeemed unless (i) this notice of redemption is delivered to UBS Securities LLC by 12:00 noon (New York City time) on the Trading Day prior to the applicable Redemption Valuation Date; (ii) the confirmation, as completed and signed by the undersigned is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (iii) the undersigned has booked a delivery vs. payment (“DVP”) trade on the applicable Redemption Valuation Date, facing UBS Securities LLC DTC 642 and (iv) the undersigned instructs DTC to deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned further acknowledges that the undersigned has read the section “Risk Factors — You will not know the Redemption Amount at the time you elect to request that we redeem your Securities.” in the product supplement relating to the Securities and the undersigned understands that it will be exposed to market risk on the Redemption Valuation Date.

*	Subject to adjustment as described in the product supplement relating to the Securities.

A-1

ANNEX B

BROKER’S CONFIRMATION OF REDEMPTION

[TO BE COMPLETED BY BROKER] Dated:

UBS Securities LLC

UBS Securities LLC, as Calculation Agent

Fax: (203) 719-0943

To Whom It May Concern:

The holder of UBS AG $[        ] Medium-Term Notes, Series A, Exchange Traded Access Securities due September 30, 2044, CUSIP No. 90270L727, redeemable for a cash amount based on the performance of the Solactive US High Dividend Low Volatility Index (the “Securities”) hereby irrevocably elects to receive, on the Redemption Date of [holder to specify],* with respect to the number of Securities indicated below, as of the date hereof, the Redemption Amount as described in the product supplement relating to the Securities, as supplemented by the pricing supplement relating to the Securities (as so supplemented, the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) book a DVP trade on the applicable Redemption Valuation Date with respect to the number of Securities specified below at a price per Security equal to the Redemption Amount, facing UBS Securities LLC DTC 642 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned acknowledges that in addition to any other requirements specified in the Prospectus being satisfied, the Securities will not be redeemed unless (i) this confirmation is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (ii) the undersigned has booked a DVP trade on the applicable Redemption Valuation Date, facing UBS Securities LLC DTC 642; and (iii) the undersigned will deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Very truly yours,

[NAME OF DTC PARTICIPANT HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of Securities surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

Fax:

E-mail:

(At least 50,000 Securities must be redeemed at one time to receive the Redemption Amount on any Redemption Date.)

*	Subject to adjustment as described in the product supplement relating to the Securities.

B-1

You should rely only on the information incorporated by reference or provided in this pricing supplement, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement is accurate as of any date other than the date on the front of the document.

Pricing Supplement

Risk Factors	PS-1
Hypothetical Examples	PS-7
The Solactive US High Dividend Low Volatility Index	PS-13
Material U.S. Federal Income Tax Consequences	PS-26
Supplemental Plan of Distribution	PS-28
Conflicts of Interest	PS 29
Notice of Early Redemption	A-1
Broker’s Confirmation of Redemption	B-1

Product Supplement

Product Supplement Summary	S-1
Hypothetical Examples	S-12
Risk Factors	S-18
Valuation of the Index and the Securities	S-29
General Terms of the Securities	S-31
Use of Proceeds and Hedging	S-48
Material U.S. Federal Income Tax Consequences	S-49
Benefit Plan Investor Considerations	S-55
Supplemental Plan of Distribution	S-57
Conflicts of Interest	S-57
Form of Notice of Early Redemption	A-1
Form of Broker’s Confirmation of Redemption	B-1

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	6
UBS	7
Use of Proceeds	9
Description of Debt Securities We May Offer	10
Description of Warrants We May Offer	30
Legal Ownership and Book-Entry Issuance	45
Considerations Relating to Indexed Securities	50
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	53
U.S. Tax Considerations	55
Tax Considerations Under the Laws of Switzerland	66
Benefit Plan Investor Considerations	68
Plan of Distribution	70
Conflicts of Interest	72
Validity of the Securities	73
Experts	73

$100,000,000 ETRACS

Monthly Pay 2×Leveraged

US High Dividend Low

Volatility ETN due

September 30, 2044

Pricing Supplement dated September 30, 2014

(To Product Supplement dated August 5, 2013

and Prospectus dated January 11, 2012)

UBS Investment Bank